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                                            [Logo] insci -
                                            statements.com

                                            Two Westborough Business Park
                                            Westborough, MA 01581
                                            (508) 870-4000 - FAX: (508) 870-5585


FOR RELEASE DECEMBER 22, 1999 at 7:30 AM EST
--------------------------------------------
Contact:       Allen & Caron Inc               or         insci-statements.com
               Mark Alvino (investors)                    Roger Kuhn
               212-698-1360                               508-870-4000
               mark@allencaron.com                        rkuhn@insci.com
               Kari Rinkeviczie (media)
               616-647-0780
               acikari@aol.com


                 INSCI-STATEMENTS.COM APPOINTS LEONARD S. SIMON
                              TO BOARD OF DIRECTORS

WESTBOROUGH, MA (December 22, 1999) . . . . insci-statements.com (Nasdaq: INSI), a provider of Internet-based and on-site solutions for statement/bill presentment services and digital document storage, workflow management, and electronic commerce, today announced that it has appointed veteran banking and financial industry executive Leonard S. Simon, Ph.D., 63, to its Board of Directors, effective immediately. According to the announcement by insci-statements.com Chairman and CEO E. Ted Prince, Ph.D., the appointment of Dr. Simon brings over thirty-seven years of exemplary business and financial experience to the insci Board.

Since 1997, Dr. Simon has been Vice Chairman of Cleveland-based Charter One Financial, Inc (NYSE: CF). Charter One is a full-service bank with more than 400 banking locations in Ohio, Michigan, New York State, Illinois, Massachusetts and Vermont. With approximately $32 billion in assets, it is one of the largest banks in the nation. He has also served on the Board of Directors of TIAA-CREF (Teachers Insurance and Annuity Association - College Retirement Equities Fund) since 1981. TIAA-CREF, with more than $250 billion in assets under management, is a leading financial services organization, a major institutional investor, and the world's largest retirement system.

Dr. Simon was Chairman of the Board of Internet Broadcasting Company, a company recently acquired by insci and, since 1997, he has also been on the Board of Gateway American Bank of Ft. Lauderdale.

Dr. Prince commented, "Leonard's extensive banking, business and financial background and his outstanding reputation brings a dimension and depth of experience to our Board that will be of significant value to the Company going forward. We look forward to calling on his informed counsel and working closely with him as we build insci-statements.com into a leading worldwide provider of Internet-based applications services for electronic statement and bill presentment and on-site, enterprise software solutions for electronic document management and delivery."

From 1984 until 1997, Dr. Simon served as Chairman, President and CEO of Rochester, NY-based Rochester Community Savings Bank (RCSB) and its holding company. He was Executive Vice President of RCSB from 1977 to 1984 and an Assistant, Associate and Full Professor of Business Administration at the William E. Simon Graduate School of Management at the University of Rochester in New York from 1962 until 1979.

Dr. Simon is a frequent lecturer at business and financial conferences throughout the United States and abroad and has testified before Congress and other legislative bodies. He has written two books, one on quantitative methods and the other on analytical marketing, and has published numerous scholarly articles. He is listed in Who's Who in America.

Dr. Simon holds BS from MIT and an MS and Ph.D. from Columbia University. He lives with his family in Rochester, NY and is active in various civic and charitable organizations.

ABOUT INSCI-STATEMENTS.COM

insci-statements.com is a leading provider of statement/bill portal services and digital document storage, workflow, and electronic commerce solutions. The company's portal services and software solutions are designed to help customers become more competitive, streamline business processes, improve customer service, and take advantage of new technological developments to drive revenues. For more information about insci-statements.com, visit its home page on the Internet at www.insci.com For additional investor relations information visit the Allen & Caron Inc Web site at www.allencaron.com

INSCI is a registered mark and insci-statements.com is a trademark of insci-statements.com.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for products and services, development of markets for the Company's products and services and other risks identified in the Company's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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